UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 5, 2015
Crown Castle International Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-16441	76-0470458
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1220 Augusta Drive, Suite 600 Houston, TX		77057
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (713) 570-3000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 — DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e) On November 5, 2015, the Board of Directors ("Board") of Crown Castle International Corp. ("Company") approved a program ("Program") which is designed to make available certain retirement type benefits to all employees of the Company, including the Company’s President and Chief Executive Officer and the Company’s other named executive officers. A summary of certain potential Program benefits and terms are described below. The potential benefits are subject to certain conditions, including:

(1)	the sum of the employee’s age and years of service as an employee with the Company should be at least 70 (with a minimum age of 55 years and a minimum of 10 years of service); and

(2)	the employee should give the Company at least nine months’ prior notice of his or her intention to terminate employment.

As to an employee holding restricted stock units ("RSUs"), the Program generally provides that, upon employment termination, RSUs held by such employee for at least six months shall continue to have the opportunity to vest pursuant to their terms (other than the employment requirement), subject to certain additional conditions, including the employee’s agreement to (1) release the Company from liability relating to employment, (2) not compete with the Company for 12 months following termination, and (3) be available for consultation with the Company during such 12 month period.

As to an employee not holding RSUs, the Program generally provides that, upon employment termination, such employee shall receive a fully-vested, discretionary, profit-sharing contribution pursuant to the Company’s 401(k) plan equal to 25% of such employee’s base salary.

The Program is subject to interpretation, modification or termination by the Compensation Committee or Board in the sole discretion of each at any time. As used in this Form 8-K, the term "including" and any variation thereof, means "including without limitation."

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN CASTLE INTERNATIONAL CORP.
By:	/s/ E. Blake Hawk
	Name:	E. Blake Hawk
	Title:	Executive Vice President and General Counsel
Date: November 11, 2015